Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Second Quarter 2017 Results

Highlights

•	Book-to-bill ratio of 1.6x, 1.5x, and 1.4x for the three-, six-, and twelve-month periods ended June 30, 2017, respectively.

•
Net new business awards of $423.8 million and $783.8 million for the three and six months ended June 30, 2017, representing growth of 40.3% and 29.7%, respectively, representing another record quarter of net awards.

•	Net service revenue of $258.1 million and $510.2 million for the three and six months ended June 30, 2017, respectively.

•	GAAP diluted earnings per share of $0.06 and $0.45 for the three and six months ended June 30, 2017, respectively.

•	Adjusted diluted earnings per share of $0.64 and $1.24 for the three and six months ended June 30, 2017, respectively, representing growth of 4.9% and 4.2%, respectively.

RALEIGH, NC, July 27, 2017 -- INC Research Holdings, Inc. (NASDAQ: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the second quarter and year-to-date periods ended June 30, 2017.

“INC delivered a second consecutive quarter of record gross and net awards, building on our momentum from the first quarter,” said Chief Executive Officer Alistair Macdonald. “We continue to see strong demand among small to mid-sized customers and are enhancing our competitive position with larger biopharma, resulting in a robust backlog for the fourth quarter of this year and the full year 2018. This momentum is continuing into the third quarter, with INC delivering two awards from a large Chinese pharma company totaling $84 million, our largest-ever awards in China.” He continued, “Accordingly, we are cautiously optimistic that we are on the path to returning the Company to double-digit organic revenue growth in 2018. We believe our continued strong awards demonstrate our customers’ confidence in our strategy and our ability to execute through the integration with inVentiv Health.”

Mr. Macdonald concluded, “We are pleased at the strategic opportunity the merger with inVentiv presents for our customers, shareholders and employees, as well as the tremendous progress our teams are making toward transition planning. We look forward to closing the transaction and the enhanced global capability and value we will offer through our new combined company.”

Second Quarter 2017 Results
Net service revenue for the three months ended June 30, 2017 was relatively flat at $258.1 million, compared to net service revenue of $258.8 million for the three months ended June 30, 2016. For the six months ended June 30, 2017, net service revenue increased by $2.4 million, or 0.5%, to $510.2 million from $507.8 million for the six months ended June 30, 2016. For both the three and six months ended June 30, 2017, our net service revenue remained relatively consistent with the same periods in the prior year. This was primarily the result of weak net new business awards in the fourth quarter of 2016, as well as customer and regulatory delays, among other factors, impacting awarded projects. During the three and six months ended June 30, 2017, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $4.6 million and $8.1 million, respectively, on net service revenue as compared to the three and six months ended June 30, 2016. On a constant currency basis, revenue grew by approximately 2.0% during both the three and six months ended June 30, 2017, compared to the prior year.
Income from operations for the three months ended June 30, 2017 decreased by 74.2% to $10.3 million, from $39.7 million for the three months ended June 30, 2016. Income from operations for the six months ended June 30, 2017 decreased by 37.6% to $45.0 million, compared to $72.2 million for the six months ended June 30, 2016. Operating margins for the three and six months ended June 30, 2017 were 4.0% and 8.8%, respectively, compared to 15.3% and 14.2%, respectively, for the same periods in 2016. Operating income and related margins were negatively impacted in the three and six months periods primarily due to transaction expenses associated with our pending merger with inVentiv Health.
The Company's income from operations includes certain expenses and transactions that it believes are not representative of its core operations. Excluding these items, adjusted income from operations decreased to $53.7 million and $105.7 million for the three and six months ended June 30, 2017, respectively, compared to $55.0 million and $107.2 million for the three and six months ended June 30, 2016, respectively. Adjusted operating margins for the three and six months ended June 30, 2017, were 20.8% and 20.7%, respectively, compared to 21.3% and 21.1%, respectively, for the same periods in 2016.
The Company reported net income for the three months ended June 30, 2017 of $3.4 million, resulting in diluted earnings per share of $0.06, compared to $30.4 million, or $0.54 per diluted share, for the three months ended June 30, 2016. The Company reported net income for the six months ended June 30, 2017 of $24.6 million, resulting in diluted earnings per share of $0.45, compared to $47.8 million, or $0.85 per diluted share, for the six months ended June 30, 2016. Adjusted net income for the three months ended June 30, 2017 was $35.1 million, or $0.64 per diluted share, compared to $34.3 million, or $0.61 per diluted share, for the same period in 2016. Adjusted net income for the six months ended June 30, 2017 was $68.2 million, or $1.24 per diluted share, compared to $66.8 million, or $1.19 per diluted share, for the same period in 2016.
Adjusted EBITDA for the three months ended June 30, 2017 remained relatively consistent at $59.8 million, compared to $60.1 million for the three months ended June 30, 2016. Adjusted EBITDA for the six months ended June 30, 2017 increased to $117.9 million, up from $117.1 million for the six months ended June 30, 2016. For both the three-month periods ended June 30, 2017 and 2016, adjusted EBITDA margin was 23.2%. For both the six-month periods ended June 30, 2017 and 2016, adjusted EBITDA margin was 23.1%.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures are provided below.
New Business Awards and Backlog
Backlog grew by 20.1% to $2.29 billion as of June 30, 2017, compared to $1.91 billion as of June 30, 2016. For the three and six months ended June 30, 2017, fluctuations in foreign currency exchange rates resulted in a favorable impact on our June 30, 2017 backlog in the amount of $23.4 million and $30.5 million, respectively, primarily due to the strengthening of the Euro against the U.S. dollar. Net new business awards grew 40.3% to $423.8 million for the three months ended June 30, 2017, representing a book-to-bill ratio of 1.6x, compared to $302.1 million for the three months ended June 30, 2016. Net new business awards grew 29.7% to $783.8 million for the six months ended June 30, 2017, representing a book-to-bill ratio of 1.5x, compared to $604.4 million for the six months ended June 30, 2016.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EDT on July 27, 2017, to discuss its second quarter and year-to-date 2017 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 51591198.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on July 27, 2017. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 51591198.
About INC Research
INC Research (NASDAQ: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among the top 10 global CROs in the 2017 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; our ability to complete the proposed Merger with inVentiv Health in a timely manner or at all, the integration of our business with the business of inVentiv Health, and our operation of the combined business following the closing of the Merger, if that occurs; general and international economic, political and other risks, including currency and stock market fluctuations and the uncertain economic environment; fluctuations in our financial results; reliance on key personnel; our customer or therapeutic area concentration; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2016, our Form 10-Q for the quarter ended June 30, 2017, our definitive proxy materials filed in conjunction with the inVentiv Health Merger, and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Income from Operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related amortization; restructuring, CEO transition, and other costs; transaction expenses; share-based compensation expense; and contingent consideration and other expense. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously and other expense, net. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to exclude certain expenses and transactions that the Company believes are not representative of its core operations, namely, restructuring, CEO transition, and other costs; transaction expenses; share-based compensation expense; contingent consideration and other expense; and other expense, net. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Income from Operations, Adjusted Operating Margin and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Vice President, Investor Relations Phone: +1 (919) 745-2745 Email: Investor.Relations@incresearch.com	Press/Media Contact: Lori Dorer Senior Director, Global Corporate Communications Phone: +1 (919) 745-2890 Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net service revenue	$258,087	$258,804	$510,165	$507,801
Reimbursable out-of-pocket expenses	133,048	140,843	262,888	304,933
Total revenue	391,135	399,647	773,053	812,734

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	162,010	159,497	316,845	311,555
Reimbursable out-of-pocket expenses	133,048	140,843	262,888	304,933
Selling, general, and administrative	42,531	42,596	87,465	86,075
Restructuring, CEO transition, and other costs	4,029	1,364	5,956	7,402
Transaction expenses	23,739	1,169	23,741	1,730
Depreciation	6,066	5,060	12,230	9,952
Amortization	9,462	9,463	18,926	18,924
Total operating expenses	380,885	359,992	728,051	740,571
Income from operations	10,250	39,655	45,002	72,163

Other (expense) income, net:
Interest income	152	43	264	77
Interest expense	(3,286)	(3,087)	(6,386)	(6,091)
Other expense, net	(6,754)	(3,260)	(10,211)	(8,377)
Total other (expense) income, net	(9,888)	(6,304)	(16,333)	(14,391)
Income before provision for income taxes	362	33,351	28,669	57,772
Income tax benefit (expense)	3,027	(2,948)	(4,093)	(9,964)
Net income	$3,389	$30,403	$24,576	$47,808

Earnings per share:
Basic	$0.06	$0.56	$0.45	$0.88
Diluted	$0.06	$0.54	$0.45	$0.85
Weighted average common shares outstanding:
Basic	54,123	54,298	54,069	54,127
Diluted	55,307	56,078	55,215	55,970

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$169,654	$102,471
Restricted cash	636	607
Accounts receivable billed, net	223,447	211,476
Accounts receivable unbilled	151,086	173,873
Prepaid expenses and other current assets	37,904	34,202
Total current assets	582,727	522,629
Property and equipment, net	58,558	58,306
Goodwill	553,158	552,502
Intangible assets, net	95,610	114,486
Deferred income taxes	26,551	14,726
Other long-term assets	19,655	25,858
Total assets	$1,336,259	$1,288,507
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,731	$23,693
Accrued liabilities	158,169	153,559
Deferred revenue	298,573	277,600
Current portion of long-term debt	23,750	11,875
Total current liabilities	507,223	466,727
Long-term debt, less current portion	449,258	485,849
Deferred income taxes	316	8,295
Other long-term liabilities	26,024	26,163
Total liabilities	982,821	987,034

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 54,179,374 and 53,762,786 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	542	538
Additional paid-in capital	590,371	573,176
Accumulated other comprehensive loss, net of taxes	(30,051)	(42,250)
Accumulated deficit	(207,424)	(229,991)
Total shareholders' equity	353,438	301,473
Total liabilities and shareholders' equity	$1,336,259	$1,288,507

INC Research Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$24,576	$47,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,156	28,876
Amortization of capitalized loan fees	402	524
Share-based compensation	12,048	5,887
Provision for doubtful accounts	158	1,098
Benefit from deferred income taxes	(9,081)	(5,331)
Foreign currency adjustments	5,882	13,593
Other non-cash items	700	137
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	17,912	(61,062)
Accounts payable and accrued expenses	8,694	4,070
Deferred revenue	13,956	5,921
Other assets and liabilities	(7,979)	2,855
Net cash provided by operating activities	98,424	44,376

Cash flows from investing activities:
Purchases of property and equipment	(15,974)	(11,490)
Net cash used in investing activities	(15,974)	(11,490)

Cash flows from financing activities:
Proceeds from revolving line of credit	15,000	15,000
Repayments of revolving line of credit	(40,000)	(45,000)
Proceeds from exercise of stock options	6,251	9,125
Payments related to tax withholding for share-based compensation	(1,179)	(37)
Net cash used in financing activities	(19,928)	(20,912)
Effect of exchange rate changes on cash and cash equivalents	4,661	(5,069)
Net increase in cash and cash equivalents	67,183	6,905
Cash and cash equivalents, beginning of period	102,471	85,011
Cash and cash equivalents, end of period	$169,654	$91,916

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted Income from Operations:
GAAP income from operations	$10,250	$39,655	$45,002	$72,163
Amortization (a)	9,462	9,463	18,926	18,924
Restructuring, CEO transition, and other costs (b)	4,029	1,364	5,956	7,402
Transaction expenses (c)	23,739	1,169	23,741	1,730
Share-based compensation (d)	6,229	3,071	12,048	5,887
Contingent consideration and other expense (e)	—	286	—	1,085
Adjusted Income from Operations	$53,709	$55,008	$105,673	$107,191
GAAP Operating Margin	4.0%	15.3%	8.8%	14.2%
Adjusted Operating Margin	20.8%	21.3%	20.7%	21.1%

EBITDA and Adjusted EBITDA:
Net income, as reported	$3,389	$30,403	$24,576	$47,808
Interest expense, net	3,134	3,044	6,122	6,014
Income tax (benefit) expense	(3,027)	2,948	4,093	9,964
Depreciation	6,066	5,060	12,230	9,952
Amortization (a)	9,462	9,463	18,926	18,924
EBITDA	19,024	50,918	65,947	92,662
Restructuring, CEO transition, and other costs (b)	4,029	1,364	5,956	7,402
Transaction expenses (c)	23,739	1,169	23,741	1,730
Share-based compensation (d)	6,229	3,071	12,048	5,887
Contingent consideration and other expense (e)	—	286	—	1,085
Other expense, net (f)	6,754	3,260	10,211	8,377
Adjusted EBITDA	$59,775	$60,068	$117,903	$117,143
Adjusted EBITDA Margin	23.2%	23.2%	23.1%	23.1%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted Net Income:
Net income, as reported	$3,389	$30,403	$24,576	$47,808
Amortization (a)	9,462	9,463	18,926	18,924
Restructuring, CEO transition, and other costs (b)	4,029	1,364	5,956	7,402
Transaction expenses (c)	23,739	1,169	23,741	1,730
Share-based compensation (d)	6,229	3,071	12,048	5,887
Contingent consideration and other expense (e)	—	286	—	1,085
Other expense, net (f)	6,754	3,260	10,211	8,377
Income tax adjustment to normalized rate (g)	(18,469)	(14,720)	(27,266)	(24,437)
Adjusted Net Income	$35,133	$34,296	$68,192	$66,776

Adjusted diluted earnings per share	$0.64	$0.61	$1.24	$1.19
Diluted weighted average common shares outstanding	55,307	56,078	55,215	55,970

(a)	Represents the amortization of intangible assets associated with previously acquired customer relationships.

(b)
Restructuring, CEO transition, and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) transition costs associated with the change in the Company's Chief Executive Officer during the fourth quarter of 2016, (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of upcoming accounting regulation changes, and (iv) termination costs in connection with abandonment and closure of redundant facilities and other lease related charges.

(c)	Represents fees associated with corporate transactions and integration activities that were primarily related to our pending merger with inVentiv Health in 2017.

(d)	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

(e)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(f)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(g)
Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 31.5% for 2017 and 34.0% in 2016. This rate has been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.